Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Third Quarter Earnings of $2.8 Million
And Quarterly Cash Dividend of $0.12 Per Share

•
Net income for the three months ended September 30, 2017 totaled $2.8 million, or $0.34 per diluted share, compared with $1.4 million, or $0.18 per diluted share, for the same period in 2016. Net income for the nine months ended September 30, 2017 totaled $8.1 million, or $0.98 per diluted share, compared with $4.7 million, or $0.58 per diluted share, for the same period in 2016.

•
Gross loans outstanding at September 30, 2017, excluding loans held for sale, totaled $981.2 million, an increase of $97.8 million, or 14.8% on an annualized basis, compared with the balance of $883.4 million at December 31, 2016. In a year-over-year comparison, gross loans outstanding at September 30, 2017 increased 15.8% over September 30, 2016.

•	Deposits totaled $1.22 billion at September 30, 2017 and grew at a 7.5% annualized basis compared with the $1.15 billion balance at December 31, 2016.

•
Net interest income for the three months ended September 30, 2017 totaled $11.1 million, an increase of 20.0% over the three months ended September 30, 2016, of $9.2 million, with net interest margin, on a taxable-equivalent basis, increasing from 3.14% to 3.31% for the respective periods. Net interest income totaled $32.0 million for the nine months ended September 30, 2017, a 19.4% increase compared with $26.8 million for the nine months ended September 30, 2016. Net interest margin, on a taxable-equivalent basis, increased from 3.12% in 2016 to 3.34% in 2017 for the respective periods.

•
The Board of Directors declared a cash dividend of $0.12 per common share, payable November 15, 2017, to shareholders of record as of November 6, 2017, an increase of 33.3% over the dividend declared in the fourth quarter of 2016 and 20.0% over prior quarters in 2017.

SHIPPENSBURG, PA (October 25, 2017) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three and nine months ended September 30, 2017. Net income totaled $2.8 million for the three months ended September 30, 2017, compared with $1.4 million for the same period in 2016. For the nine months ended September 30, 2017, net income totaled $8.1 million, compared with $4.7 million for the same period in 2016. Diluted earnings per share totaled $0.34 and $0.98 for the three and nine months ended September 30, 2017, respectively, compared with $0.18 and $0.58 for the same 2016 periods. Earnings in 2017 continue to reflect increased interest income from expanding loan and investment portfolios.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, "We are encouraged by continued momentum and improvement in key performance indicators as we continue to execute our strategic plan. In the third quarter we experienced solid earnings, continued double-digit annualized loan growth, and year-over-year margin expansion. Our results have enabled us to increase our dividend in the fourth quarter. We're also pleased that, in late August, we opened our newest full service branch in New Holland, Lancaster County, and initial results have validated our investment in this vibrant community.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $11.1 million for the three months ended September 30, 2017, a 20.0% increase compared with the same period in 2016. For the nine months ended September 30, 2017, net interest income totaled $32.0 million, a 19.4% increase compared with the nine months ended September 30, 2016. Net interest margin on a taxable-equivalent basis totaled 3.31% for the three months and 3.34% for the nine months ended September 30, 2017, compared with 3.14% and 3.12% for the same periods in 2016.

As had been experienced in the first half of 2017, increased yields on loans and investments reflected a higher interest rate environment in 2017 compared with 2016. Additionally, tax-exempt securities were added to the portfolio in late 2016 and early 2017 with taxable-equivalent yields higher than the portfolio average. The cost of interest-bearing liabilities has increased at a slower pace than the yields earned on interest-earning assets in 2017, as the market was initially slow to respond to interest rate changes. The net interest margin of 3.31% in the third quarter of 2017 was 4 basis points less than the 3.35% experienced in each of the first two quarters of 2017, principally due to increases in costs of interest-bearing liabilities.

Provision for Loan Losses

The Company recorded a $100 thousand provision for loan losses for the three months ended September 30, 2017 compared with $250 thousand in the same period in 2016. For the nine months ended September 30, the provision for loan losses totaled $200 thousand in 2017 compared with $250 thousand in 2016. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. Favorable historical charge-off data combined with continued stable economic and market conditions resulted in the determination that a modest provision for loan losses in the third quarter of 2017 was required to offset net charge-offs and for loan growth experienced.

While asset quality metrics have improved throughout 2016 and 2017, as noted below, the growth the Company has experienced in its loan portfolio is one factor that may result in the need for additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income for the three months ended September 30, 2017, excluding securities gains, totaled $4.7 million compared with $4.6 million in the prior year period. For the nine months ended September 30, 2017, noninterest income, excluding securities gains, totaled $14.0 million, a $674 thousand increase, or 5.0%, compared to the nine months ended September 30, 2016.

Trust, investment management and brokerage income increased $269 thousand and $773 thousand in comparing the three and nine month periods ended September 30 from 2016 to 2017. Wheatland Advisors, Inc., acquired in December 2016, has been a significant contributor to the increases in 2017. Trust department fees have also increased as additional revenues have been generated from favorable market conditions and the addition of an office in Berks County, Pennsylvania.

Mortgage banking income decreased $215 thousand in comparing the third quarter of 2017 with 2016, and decreased $268 thousand in comparing the nine months ended September 30, 2017 with 2016. The comparisons reflect decreased refinance activity as interest rates have increased, some slight compression in margins, as well as the effect of retaining a portion of mortgage production for the loan portfolio in 2017 over 2016.

Investment securities gains totaled $533 thousand and $1.2 million for the three and nine months ended September 30, 2017, compared with $0 and $1.4 million for the same periods in 2016. At times, the Company may accelerate earnings on securities through gains as market conditions present opportunities to act on asset/liability management strategies and interest rate conditions while also meeting the funding requirements of anticipated lending activity. In the third quarter of 2017, the Company took advantage of market conditions to reposition part of its investment portfolio at a gain to improve responsiveness of the portfolio to increases in Fed Funds rates.

Noninterest Expenses

Noninterest expenses totaled $13.1 million and $37.7 million for the three and nine months ended September 30, 2017, compared with $12.0 million and $35.7 million for the corresponding prior year periods.

The principal drivers of increased expense items in comparing 2017 with 2016 were salaries and employee benefits, occupancy, furniture and equipment costs and professional services. As noted in the past few quarters, increases for salaries and benefits and occupancy, furniture and equipment costs include previously disclosed market expansion actions by the Company as it has added new, primarily customer-facing, employees and facilities, principally in Berks, Cumberland, Dauphin and Lancaster counties. In the third quarter of 2017, the Company also expanded its lending activities in York County, Pennsylvania, with the addition of two lenders focused in this region.

Salaries and employee benefits totaled $7.5 million and $22.4 million for the three and nine months ended September 30, 2017, compared with $6.8 million and $19.3 million for the same periods in 2016. Higher expenses throughout 2017 have been incurred for the aforementioned additional employees, merit increases and increased incentive compensation, increased health care costs, and incremental expense for additional share-based awards granted in 2017.

Professional services expenses totaled $945 thousand and $1.9 million for the three and nine months ended September 30, 2017, compared with $585 thousand and $1.7 million for the same periods in 2016. Generally, professional fees in 2017 have been lower than in 2016, when additional costs for outstanding litigation against the Company and administrative proceedings by the Securities and Exchange Commission were incurred. Professional fees increased in the third quarter of 2017 due to indemnification costs to several professional service providers, totaling $508 thousand, incurred in connection with the previously disclosed outstanding litigation against the Company.

Noninterest expenses for the nine months ended September 30, 2016 included a regulatory settlement expense of $1.0 million paid to the Securities and Exchange Commission to settle previously disclosed administrative proceedings.

Other line items within noninterest expenses showed fluctuations attributable to normal business operations between 2017 and 2016.

Income Taxes

Income tax expense totaled $376 thousand and $1.3 million for the three and nine months ended September 30, 2017, compared with $125 thousand and $1.0 million for the same periods in 2016. The Company’s effective tax rate is significantly less than the 34.0% federal statutory rate principally due to tax-exempt income, including interest earned on tax-exempt loans and securities, earnings on the cash value of life insurance policies and income tax credits. The effective tax rate for the nine months ended September 30, 2017 was 14.0%, compared with 17.4% for the nine months ended September 30, 2016. The lower effective tax rate for 2017 compared with 2016 is primarily the result of a larger percentage of tax-exempt income to total income and additional tax credits in 2017, coupled with a larger percentage of non-tax deductible expenses in 2016.

FINANCIAL CONDITION

Assets totaled $1.53 billion at September 30, 2017, an increase of $119.1 million from $1.41 billion at December 31, 2016 and of $179.4 million from $1.35 billion at September 30, 2016. Loans, which are summarized below, were the principal driver for the growth in total assets at September 30, 2017 from December 31, 2016 and September 30, 2016. In the September 30 year-over-year comparison, securities available for sale were also a significant growth component, increasing 12.4%, from $374.9 million in 2016 to $421.5 million in 2017. Deposit growth of $64.3 million in the first nine months of 2017 was the primary source of funding for growth in loans in the period. Year-over-year growth in securities and loans was funded by deposit growth of $83.4 million, an overall increase in borrowings of $88.4 million and a reduction in cash balances of $15.2 million.

Gross loans, excluding those held for sale, totaled $981.2 million at September 30, 2017, increasing $97.8 million, or 11.1% (14.8% annualized), from $883.4 million at December 31, 2016. In comparison with September 30, 2016's loan balance of $847.1 million, loans increased $134.2 million, or 15.8%.

The following table presents loan balances, by loan class within segments, at September 30, 2017, December 31, 2016 and September 30, 2016.

(Dollars in thousands)	September 30, 2017	December 31, 2016	September 30, 2016

Commercial real estate:
Owner occupied	$117,687	$112,295	$111,437
Non-owner occupied	231,111	206,358	192,449
Multi-family	52,118	47,681	39,394
Non-owner occupied residential	76,763	62,533	56,759
Acquisition and development:
1-4 family residential construction	10,214	4,663	6,379
Commercial and land development	24,219	26,085	28,030
Commercial and industrial	107,998	88,465	87,492
Municipal	50,533	53,741	54,241
Residential mortgage:
First lien	155,811	139,851	134,498
Home equity – term	12,506	14,248	14,896
Home equity – lines of credit	129,911	120,353	114,274
Installment and other loans	12,349	7,118	7,212
	$981,220	$883,391	$847,061

Growth was experienced in nearly all loan segments from December 31, 2016 to September 30, 2017, with the largest dollar increase in the commercial real estate segment, which grew by $48.8 million (15.2% annualized), representing approximately one-half of the portfolio growth for the period. The residential mortgage and commercial and industrial segments also showed substantial growth of $23.8 million (11.6% annualized) and $19.5 million (29.5% annualized), respectively, during this period. The Company continues to grow in both core markets and new markets through expansion of its sales force and by capitalizing on market disruption caused by the acquisition of some of our competitors by larger institutions. The Company has placed emphasis on growing commercial and industrial loans in 2017 to increase diversification of its loan portfolio. In the third quarter of 2017, the Company also increased diversification of its loan portfolio with the purchase of approximately $5 million of automobile financing loans at returns higher than comparable cash flows in the investment portfolio. These purchased loans are included in installment and other loans.

Total deposits grew 5.6% (7.5% annualized) from $1.15 billion at December 31, 2016 to $1.22 billion at September 30, 2017, and increased 7.4% in comparison with $1.13 billion at September 30, 2016, due principally to growth in interest-bearing accounts. The Company continues to increase both noninterest-bearing and interest-bearing deposit relationships from enhanced cash management offerings delivered by its expanded sales force.

Shareholders’ Equity

Shareholders’ equity totaled $144.4 million at September 30, 2017, an increase of $9.5 million, or 7.1%, from $134.9 million at December 31, 2016. Equity increased principally from net income totaling $8.1 million for the nine months ended September 30, 2017 coupled with a $2.7 million increase in accumulated other comprehensive income (loss), net of tax, and was reduced by dividends declared on common stock during the first nine months of 2017.

Asset Quality

The allowance for loan losses balance totaled $12.8 million at September 30, 2017 and December 31, 2016, compared with $13.9 million at September 30, 2016. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.30% at September 30, 2017. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that a relatively stable allowance for loan losses balance is adequate even as the loan portfolio has been increasing.

Asset quality metrics have continued to improve throughout 2016 and 2017. Nonperforming and other risk assets, defined as nonaccrual loans, restructured loans still accruing, loans past due 90 days or more and still accruing, and other real estate owned totaled $7.7 million at September 30, 2017, a decrease of $620 thousand, or 7.5%, from $8.3 million at December 31, 2016 and $7.5 million, or 49.4%, from $15.2 million at September 30, 2016. Nonaccrual loans decreased $8.3 million from September 30, 2016 to September 30, 2017.

The allowance for loan losses to nonperforming loans totaled 243.3% at September 30, 2017 compared with 181.4% at December 31, 2016, and 102.2% at September 30, 2016, reflecting the decrease in nonaccrual loans. The allowance for loan losses to nonperforming and restructured loans still accruing totaled 198.3% at September 30, 2017, compared with 160.2% at December 31, 2016 and 95.8% at September 30, 2016.

Classified loans, or loans rated substandard, doubtful or loss, totaled $21.3 million at September 30, 2017 (approximately 2.2% of total loans), compared with $22.9 million (2.6%) at December 31, 2016 and $24.5 million (2.9%) at September 30, 2016.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share information)	2017	2016	2017	2016

Net income	$2,774	$1,442	$8,084	$4,700
Diluted earnings per share	$0.34	$0.18	$0.98	$0.58
Dividends per share	$0.10	$0.09	$0.30	$0.26
Return on average assets	0.73%	0.43%	0.74%	0.48%
Return on average equity	7.61%	4.09%	7.72%	4.54%
Net interest income	$11,081	$9,234	$32,036	$26,835
Net interest margin	3.31%	3.14%	3.34%	3.12%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share information)	2017	2016	2016

Assets	$1,533,586	$1,414,504	$1,354,154
Loans, gross	981,220	883,391	847,061
Allowance for loan losses	(12,771)	(12,775)	(13,850)
Deposits	1,216,727	1,152,452	1,133,332
Shareholders' equity	144,384	134,859	139,795
Book value per share	17.30	16.28	16.86

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2017	2016	2016
Assets
Cash and cash equivalents	$22,474	$30,273	$37,641
Securities available for sale	421,455	400,154	374,902

Loans held for sale	8,217	2,768	3,956

Loans	981,220	883,391	847,061
Less: Allowance for loan losses	(12,771)	(12,775)	(13,850)
Net loans	968,449	870,616	833,211

Premises and equipment, net	35,225	34,871	34,630
Other assets	77,766	75,822	69,814
Total assets	$1,533,586	$1,414,504	$1,354,154

Liabilities
Deposits:
Noninterest-bearing	$164,481	$150,747	$148,388
Interest-bearing	1,052,246	1,001,705	984,944
Total deposits	1,216,727	1,152,452	1,133,332
Borrowings	155,474	112,027	67,099
Accrued interest and other liabilities	17,001	15,166	13,928
Total liabilities	1,389,202	1,279,645	1,214,359

Shareholders' Equity
Common stock	435	437	437
Additional paid - in capital	125,120	124,935	124,935
Retained earnings	17,264	11,669	10,483
Accumulated other comprehensive income (loss)	1,580	(1,165)	5,136
Treasury stock	(15)	(1,017)	(1,196)
Total shareholders' equity	144,384	134,859	139,795
Total liabilities and shareholders' equity	$1,533,586	$1,414,504	$1,354,154

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share information)	2017	2016	2017	2016
Interest and dividend income
Interest and fees on loans	$10,337	$8,631	$29,392	$25,006
Interest and dividends on investment securities	2,761	2,023	8,004	5,881
Total interest and dividend income	13,098	10,654	37,396	30,887
Interest expense
Interest on deposits	1,619	1,295	4,429	3,625
Interest on borrowings	398	125	931	427
Total interest expense	2,017	1,420	5,360	4,052
Net interest income	11,081	9,234	32,036	26,835
Provision for loan losses	100	250	200	250
Net interest income after provision for loan losses	10,981	8,984	31,836	26,585

Noninterest income
Service charges on deposit accounts	1,437	1,370	4,224	4,045
Trust, investment management and brokerage income	1,975	1,706	6,029	5,256
Mortgage banking activities	797	1,012	2,113	2,381
Other income	514	480	1,658	1,668
Investment securities gains	533	0	1,190	1,420
Total noninterest income	5,256	4,568	15,214	14,770

Noninterest expenses
Salaries and employee benefits	7,544	6,823	22,366	19,318
Occupancy, furniture and equipment	1,576	1,465	4,600	4,117
Data processing	527	532	1,702	1,686
Advertising and bank promotions	325	433	1,103	1,244
FDIC insurance	139	143	454	598
Professional services	945	585	1,938	1,675
Collection and problem loan	56	39	134	187
Real estate owned	41	94	49	195
Taxes other than income	211	186	659	594
Regulatory settlement	0	0	0	1,000
Other operating expenses	1,723	1,685	4,645	5,050
Total noninterest expenses	13,087	11,985	37,650	35,664
Income before income tax expense	3,150	1,567	9,400	5,691
Income tax expense	376	125	1,316	991
Net income	$2,774	$1,442	$8,084	$4,700

Per share information:
Basic earnings per share	$0.34	$0.18	$1.00	$0.58
Diluted earnings per share	0.34	0.18	0.98	0.58
Dividends per share	0.10	0.09	0.30	0.26
Weighted-average shares outstanding - diluted	8,239,374	8,149,416	8,215,215	8,141,525

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	September 30, 2017			September 30, 2016
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$22,507	$78	1.37%	$23,330	$42	0.72%
Securities	422,045	3,073	2.89	358,259	2,207	2.45
Loans	954,943	10,549	4.38	844,547	8,860	4.17
Total interest-earning assets	1,399,495	13,700	3.88	1,226,136	11,109	3.60
Other assets	106,840			102,828
Total	$1,506,335			$1,328,964
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$660,980	$610	0.37	$584,257	$330	0.22
Savings deposits	95,414	38	0.16	90,790	36	0.16
Time deposits	289,285	971	1.33	279,006	929	1.32
Short-term borrowings	84,228	182	0.86	33,912	21	0.25
Long-term debt	42,868	216	2.00	24,295	104	1.70
Total interest-bearing liabilities	1,172,775	2,017	0.68	1,012,260	1,420	0.56
Noninterest-bearing demand deposits	173,112			161,874
Other	15,846			14,515
Total Liabilities	1,361,733			1,188,649
Shareholders' Equity	144,602			140,315
Total	$1,506,335			$1,328,964
Taxable-equivalent net interest income / net interest spread		11,683	3.20%		9,689	3.04%
Taxable-equivalent net interest margin			3.31%			3.14%
Taxable-equivalent adjustment		(602)			(455)
Net interest income		$11,081			$9,234

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 34% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Nine Months Ended
	September 30, 2017			September 30, 2016
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$13,539	$142	1.40%	$38,964	$186	0.64%
Securities	418,095	9,070	2.90	350,975	6,374	2.43
Loans	926,556	30,036	4.33	821,528	25,751	4.19
Total interest-earning assets	1,358,190	39,248	3.86	1,211,467	32,311	3.56
Other assets	108,070			98,517
Total	$1,466,260			$1,309,984
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$637,238	$1,449	0.30	$549,385	$861	0.21
Savings deposits	95,004	112	0.16	89,948	107	0.16
Time deposits	296,468	2,868	1.29	294,627	2,657	1.20
Short-term borrowings	96,212	543	0.75	52,619	112	0.28
Long-term debt	25,066	388	2.07	24,377	315	1.73
Total interest-bearing liabilities	1,149,988	5,360	0.62	1,010,956	4,052	0.54
Noninterest-bearing demand deposits	161,040			147,161
Other	15,217			13,699
Total Liabilities	1,326,245			1,171,816
Shareholders' Equity	140,015			138,168
Total	$1,466,260			$1,309,984
Taxable-equivalent net interest income / net interest spread		33,888	3.24%		28,259	3.02%
Taxable-equivalent net interest margin			3.34%			3.12%
Taxable-equivalent adjustment		(1,852)			(1,424)
Net interest income		$32,036			$26,835

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 34% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2017	2017	2016	2016

Nonaccrual loans (cash basis)	$5,249	$5,160	$7,043	$13,552
Other real estate (OREO)	1,258	1,012	346	719
Total nonperforming assets	6,507	6,172	7,389	14,271
Restructured loans still accruing	1,192	1,204	930	901
Loans past due 90 days or more and still accruing	0	0	0	39
Total nonperforming and other risk assets	$7,699	$7,376	$8,319	$15,211

Loans 30-89 days past due	$914	$1,069	$1,218	$1,401

Asset quality ratios:
Total nonperforming loans to total loans	0.53%	0.55%	0.80%	1.60%
Total nonperforming assets to total assets	0.42%	0.42%	0.52%	1.05%
Total nonperforming assets to total loans and OREO	0.66%	0.66%	0.84%	1.68%
Total risk assets to total loans and OREO	0.78%	0.79%	0.94%	1.79%
Total risk assets to total assets	0.50%	0.50%	0.59%	1.12%

Allowance for loan losses to total loans	1.30%	1.36%	1.45%	1.64%
Allowance for loan losses to nonperforming loans	243.30%	247.11%	181.39%	102.20%
Allowance for loan losses to nonperforming and restructured loans still accruing	198.28%	200.36%	160.23%	95.83%

ORRSTOWN FINANCIAL SERVICES, INC.
Allowance for Loan Losses Activity (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2017	2016	2017	2016

Balance, beginning of period	$12,751	$13,440	$12,775	$13,568
Provision for loan losses	100	250	200	250
Recoveries	55	264	138	619
Charge-offs	(135)	(104)	(342)	(587)
Balance, end of period	$12,771	$13,850	$12,771	$13,850

About the Company

With over $1.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise that are not statements of historical facts, including, without limitation, statements regarding our ability to integrate additional teams across all business lines as we continue expansion of our community banking model into Dauphin, Lancaster and Berks counties and fill a void created in the community banking space from the disruption caused by the acquisition of several competitors, and our belief that we are positioned to create additional long-term shareholder value from these expansion initiatives.

Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue to successfully execute on our strategic expansion east into Dauphin, Lancaster and Berks counties, take advantage of market disruption, and experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; the integration of the Company's strategic acquisitions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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